UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-14041-04

TRUST CREATED BY BLOCK MORTGAGE FINANCE, INC. (under a Pooling and Servicing Agreement dated as of July 1, 1998, which Trust is the Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1998-2)
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           (Exact name of the registrant as specified in its charter)

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                      One First National Plaza, Suite 0126
                          Chicago, Illinois 60670-0126
        Attention: Corporate Trust Division Block Mortgage Finance Asset
                       Backed Certificates, Series 1998-2
                                 (312) 407-0192
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                  (Address, including zip code, and telephone)

         Block Mortgage Finance Asset Backed Certificates, Series 1998-2
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            (Title of each class of securities covered by this Form)
                                 Not applicable
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(l)(i) ____            Rule 12h-3(b)(l)(i)____
           Rule 12g-4(a)(l)(ii)____            Rule12h-3(b)(l)(ii)____
           Rule 12g-4(a)(2)(i) ____            Rule 12h-3(b)(2)(i)____
           Rule 12g-4(a)(2)(ii)____            Rule12h-3(b)(2)(ii)____
                                               Rule 15d-6         __X_

      Approximate   number   of   holders   of  record  as  of  the
certification or notice date:           Less than 50

      Pursuant to the requirements of the Securities Exchange Act of 1934, TRUST CREATED BY BLOCK MORTGAGE FINANCE, INC. (under a Pooling and Servicing Agreement dated as of July 1, 1998, which Trust is the Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1998-2) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 1999    By:      Block  Financial  Corporation,  not  in its
                                   individual capacity,  but solely as a duly
                                   authorized agent of the  Registrant  pursuant
                                   to Section 8.17 of the Pooling and  Servicing
                                   Agreement,  dated as of January 1, 1998


                                   By: /s/ Bret G. Wilson
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                                   Name: Bret G. Wilson
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                                   Title: Vice-President
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.